Please respond to: Capitol Square Office
Direct Line:    608-252-9340
Email:    bla@dewittross.com

DRAFT DATED January 3, 2013

Board of Trustees
MEMBERS Mutual Funds
Madison Mosaic Income Trust
Madison Mosaic Equity Trust
Madison Mosaic Government Money Market Trust
Madison Mosaic Tax-Free Trust
550 Science Drive
Madison, Wisconsin  53711

To the Board:

You have requested our opinion with respect to certain federal income tax consequences of the proposed transfer of substantially all of the assets of each fund listed in Column A of attached Exhibit 1 (“Selling Fund”) in exchange for shares of beneficial interest of the corresponding fund listed in Column B of attached Exhibit 1 (“Buying Fund”) and a distribution of the corresponding Buying Fund’s shares to the shareholders of the corresponding Selling Fund in complete liquidation of the Selling Fund, pursuant to an Agreement and Plan of Reorganization dated as of ____________, 2013 (the “Reorganization Agreement/Plan”).  As indicated on Exhibit 1, each Selling Fund is a series of the Madison Mosaic Income Trust, the Madison Mosaic Equity Trust, the Madison Mosaic Government Money Market Trust, or the Madison Mosaic Tax-Free Trust (the “Trusts”), each a Delaware business trust, except that the Madison Mosaic Government Money Market Trust is the sole fund in (not a series of) the Madison Mosaic Government Money Market Trust.  Each Buying Fund is a series of the MEMBERS Mutual Funds (the “MMF Funds”), a Delaware business trust.

This opinion is provided to the Boards of Trustees of the Trusts and the MMF Funds on behalf of each Buying Fund and each Selling Fund pursuant to Article II, Sections 6(b) and 7(c) of the Reorganization Agreement/Plan.  Terms capitalized in this opinion and not otherwise defined in this opinion shall have the meanings set forth in the Reorganization Agreement/Plan.

In rendering this opinion, we have reviewed and relied upon: the Reorganization Agreement/Plan, approved and entered into by the Boards of Trustees of the Trusts and the MMF Funds on behalf of the Selling Funds, the Buying Funds, and the holders of the shares of beneficial interest in such respective Funds; and upon the Combined Proxy Statement/Prospectus dated February 8, 2013, as filed with the Securities and Exchange Commission on January 3, 2013.  We have relied, without independent verification, upon the truth of the factual

Board of Trustees
DRAFT dated January 3, 2013

representations made on behalf of the Selling Funds and the Buying Funds therein, and further have assumed that the transaction described therein (the “Reorganization”) is concluded in accordance with the terms and provisions of the Reorganization Agreement/Plan. We further have relied on the following representations certified to us by officers of the Trusts on behalf of the Selling Funds and the Buying Funds:

A.           Each of the Selling Funds and the Buying Funds qualifies as a “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code of 1986 (the “Code”), and complies with the portfolio diversification requirements of Section 851(b)(3) of the Code.

B.           The Selling Funds and the Buying Funds each consist of a diversified portfolio of assets within the meaning of Section 368(a)(2)(F)(ii) of the Code, in that not more than 25% of the value of the total assets of each fund are invested in the securities of any one issuer and not more than 50% of the value of such assets are invested in the securities of five or fewer issuers, excluding for purposes of this computation all cash, cash items, and U.S. Government  securities.  No assets of either fund have been acquired solely for the purpose of meeting the diversification requirement set forth in this paragraph.

C.           The Selling Funds have not redeemed and will not redeem any outstanding shares of beneficial interest in the Selling Funds in connection with the Reorganization, except to the extent necessary to comply with the legal obligation of any Selling Fund to redeem its shares in the ordinary course of its business.

D.           The Buying Funds have no plan or intention to redeem or reacquire any of the Buying Fund shares to be issued to any of the Selling Fund shareholders in connection with the Reorganization, except to the extent necessary to comply with the legal obligation of any Buying Fund to redeem its shares in the ordinary course of its business.

E.           Following the Reorganization, each Buying Fund will utilize the acquired assets of the corresponding Selling Fund, or sell them and utilize the sale proceeds, to continue the historic business of the Selling Fund in a substantially comparable manner as part of the ongoing business of the Buying Fund as an open-end, registered investment company.

F.           Each Buying Fund will not make any payment or distribution of cash or property to a Selling Fund or to any shareholder of a Selling Fund in connection with the Reorganization, other than the issuance of shares of beneficial interest in the Buying Fund.

Board of Trustees
DRAFT dated January 3, 2013

G.           Following the Reorganization, each Selling Fund will promptly distribute to its shareholders all shares of beneficial interest in the corresponding Buying Fund received by it in connection with the Reorganization, pursuant to the provisions of the Reorganization Agreement/Plan.

H.           To the best knowledge of management of the Trusts and the Selling Funds, there is no present plan or intention on the part of the holders of shares of beneficial interest in the Selling Funds to sell, exchange or otherwise dispose of any of the shares of beneficial interest in the Buying Funds which will be received by them pursuant to the Reorganization.

I.           Immediately following consummation of the Reorganization, each Buying Fund will possess the same assets and liabilities possessed by the corresponding Selling Fund immediately prior to the Reorganization, excepting only those assets used to pay expenses incurred in connection with the Reorganization.

J.           Immediately prior to the Reorganization, the fair market value of the assets of each Selling Fund will exceed the amount of liabilities of the Selling Fund that will be assumed by the corresponding Buying Fund.  Immediately following consummation of the Reorganization, the fair market value of the assets of each Buying Fund will exceed its liabilities.

K.           Except for the Madison Core Bond Fund, the Madison Mid Cap Fund, and the Madison Capital Reserves Fund (three Buying Funds which are existing series of the MMF Funds), each Buying Fund will be newly formed for the purpose of receiving all the assets and liabilities of the corresponding Selling Fund.

L.           The foregoing representations are true on the date of this opinion letter and will be true on the date of closing of the Reorganization.

Based upon and subject to the foregoing, and upon our examination of the legal authority we have deemed to be relevant, on the basis of the existing provisions of the Code, current administrative rules, and court decisions, it is our opinion that, for federal income tax purposes:

1.           The transfer of all the assets and liabilities of each Selling Fund to the corresponding Buying Fund in exchange for shares of the Buying Fund and the distribution to shareholders of the Selling Fund of shares of the Buying Fund will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(C) of the Code.

Board of Trustees
January 3, 2013
Page

2.           Except for the transfers, from the corresponding Selling Funds, to the Madison Core Bond Fund, the Madison Mid Cap Fund, and the Madison Capital Reserves Fund (the three Buying Funds which are existing series of the MMF Funds, rather than newly-created for the purpose of receiving all the assets and liabilities of the corresponding Selling Funds), the transfer of all the assets and liabilities of each Selling Fund to the corresponding Buying Fund and the distribution to shareholders of the Selling Fund of shares of the Buying Fund will also constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code as a mere change in identity or form of one corporation.

3.           Each Selling Fund and corresponding Buying Fund will be considered “a party to a reorganization” within the meaning of Section 368(b) of the Code.

4.           No gain or loss will be recognized by each Selling Fund upon (a) the transfer of its assets and liabilities to the corresponding Buying Fund in exchange for the issuance of shares of the Buying Fund to the Selling Fund and the assumption by the Buying Fund of the Selling Fund’s liabilities, if any, and (b) the distribution by the Selling Fund to its shareholders of shares of the Buying Fund received as a result of the Reorganization.

5.           No gain or loss will be recognized by each Buying Fund upon its receipt of the assets and liabilities of the corresponding Selling Fund in exchange for the issuance of shares of the Buying Fund to the Selling Fund and the assumption by the Buying Fund of the Selling Fund’s liabilities, if any.

6.           The tax basis of the shares of each Buying Fund received by a shareholder of the corresponding Selling Fund in the aggregate will be the same as the aggregate tax basis of the shareholder’s Selling Fund shares immediately prior to the Valuation Time.

7.           The tax basis of the shares of each Buying Fund in the assets and liabilities of the corresponding Selling Fund received pursuant to the Reorganization will be the same as the tax basis of the assets and liabilities in the hands of the Selling Fund immediately before the Valuation Time.

8.           The tax holding period for shares of each Buying Fund issued in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the Selling Fund as capital assets.

Board of Trustees
DRAFT dated January 3, 2013

9.           The tax holding period for each Buying Fund with respect to the assets and liabilities of the corresponding Selling Fund received in the Reorganization will include the period for which such assets and liabilities were held by the Selling Fund.

10.           Each Selling Fund’s shareholders will not recognize gain or loss upon the exchange of their shares of the Selling Fund for shares of the corresponding Buying Fund as part of the Reorganization.

11.           Each Buying Fund will succeed to and take into account the items of the corresponding Selling Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the regulations thereunder.

12.           Except for each Selling Fund whose transfer of assets and liabilities to the corresponding Buying Fund constitutes a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and whose tax year accordingly does not end as a result of the Reorganization, the tax year of each Selling Fund will end on the Exchange Date.

This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statements on Forms N-14 to be filed by the Trusts in connection with the Reorganization and to use of our name and reference to our firm therein.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

DeWitt Ross & Stevens s.c.

BLA:pje

OPINION OF DEWITT ROSS & STEVENS S.C.

EXHIBIT 1

List of Selling Funds and Buying Funds

Column A: Selling Funds	Column B: Buying Funds*

Madison Mosaic Income Trust:
Government Fund Class Y	Madison Government Bond Fund Class Y
Core Bond Fund Class Y	Madison Core Bond Fund Class Y
Core Bond Fund Class R6	Madison Core Bond Fund Class R6
Institutional Bond Fund Class Y	Madison High Quality Bond Fund Class Y
Investment Grade Corp. Bond Fund Class Y	Madison Corporate Bond Fund Class Y

Madison Mosaic EquityTrust:
Investors Fund Class Y	Madison Investors Fund Class Y
Mid-Cap Fund Class Y	Madison Mid-Cap Fund Class Y
Mid-Cap Fund Class R6	Madison Mid-Cap Fund Class R6
NorthRoad International Fund Class Y	Madison NorthRoad International Fund Class Y
NorthRoad International Fund Class R6	Madison NorthRoad International Fund Class R6
Dividend Income Fund Class Y	Madison Dividend Income Fund Class Y
Disciplined Equity Fund Class Y	Madison Disciplined Equity Fund Class Y
Disciplined Equity Fund Class R6	Madison Disciplined Equity Fund Class R6

Madison Mosaic Government Money Market Trust Class Y	Madison Cash Reserves Fund Class A

Madison Mosaic Tax-FreeTrust:
Virginia Tax-Free Fund Class Y	Madison Tax-Free Virginia Fund Class Y
Tax-Free National Fund Class Y	Madison Tax-Free National Fund Class Y

*Each Buying Fund is a series of MMF Funds